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                                                                    EXHIBIT 7.cc


                                LIMITED GUARANTY

CITY NATIONAL
BANK

LOAN NO. 32692
CUSTOMER NO. 637864

For valuable consideration, the undersigned, ALLEN E. PAULSON ("Guarantor"), unconditionally guarantees and promises to pay CITY NATIONAL BANK, a national banking association ("CNB"), or order, on demand, in lawful money of the United States, any and all Indebtedness of CARDIODYNAMICS INTERNATIONAL CORPORATION, A CALIFORNIA CORPORATION ("Borrower") to CNB under that certain Promissory Note dated February 25, 1999, executed by Borrower in favor of CNB, in the original principal amount of TWO MILLION AND NO/100 Dollars ($2,000,000.00), and any and all renewals and extensions thereof ("Note"). The word "Indebtedness" as used herein means all obligations and liabilities of Borrower to CNB under the Note (whether recovery upon the Note may be or become barred by any statute of limitations or otherwise unenforceable), including the principal amount thereof, all interest thereon and all costs and expenses incurred in enforcing or collecting this Guaranty, the Indebtedness or any security for the Indebtedness or this Guaranty.

CNB may permit the total of all of Borrower's obligations to CNB to exceed Guarantor's liability hereunder. The amount of Guarantor's liability hereunder and under any other agreement now or at any time hereafter in force between Guarantor and CNB, including any other guaranty executed by Guarantor relating to any obligations of Borrower to CNB, shall be cumulative and not alternative. Any payment by Guarantor shall not reduce Guarantor's maximum obligation hereunder, unless written notice to that effect has been actually received by CNB at or prior to the time of such payment.

The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower is joined in any such action or actions; and Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof.

Guarantor authorizes CNB, without notice or demand and without affecting Guarantor's liability hereunder, from time to time, to (a) renew, compromise, extend, accelerate or otherwise change any of the terms of the Indebtedness or any part thereof, including changing the rate of interest thereon or the time for payment thereof (but not including any change which would increase the principal amount of the Note); (b) take and hold security for the payment of this Guaranty or the Indebtedness, and exchange, enforce, waive and release any such security; (c) apply such security and direct the order or manner of sale or other disposition thereof as CNB in its discretion may determine; (d) apply payments received from Borrower or Guarantor, or any of them, to the Indebtedness in such order as CNB may determine in its sole discretion; and (e) release or substitute any Person liable on the Indebtedness, any other guarantor of the Indebtedness, or any other Person providing support for the Indebtedness to CNB, this Guaranty, or any other guaranty. As used in this Guaranty, "Person" means any individual or entity.

Guarantor waives any right to require CNB to (a) proceed against Borrower, Guarantor or any other guarantor; (b) proceed against or exhaust any security or other support for the Indebtedness granted by Borrower, Guarantor, or any other guarantor or Person; or (c) pursue any other remedy in CNB's power whatsoever. Guarantor waives any defense arising by reason of (i) any disability or other defense of Borrower; (ii) the cessation from any cause whatsoever of the liability of Borrower for the Indebtedness for any reason other than payment in full and final satisfaction; or (iii) the non-perfection of any security or support for the Indebtedness. Until all indebtedness has been paid to CNB, Guarantor shall have no right of subrogation to and waives any right to enforce any remedy

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which CNB now has or may hereafter have against Borrower, and waives any benefit of, any right to participate in, and any right to direct the application of any security for the Indebtedness, this Guaranty or any other guaranty of the Indebtedness now or hereafter held by CNB, whether any of the foregoing rights arise in equity, at law or by contract. Without limiting the generality of the foregoing, Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise. For purposes of the waiver just given, the "creditor" referred to therein is CNB and the "principal" is the Borrower. Guarantor waives all presentments, demands for performance, notices of nonperformance, or other defaults, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness of Borrower to CNB. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of the Note or other indebtedness of Borrower to CNB which diligent inquiry would reveal, and agrees that CNB shall have no duty to advise Guarantor of information known to CNB regarding such condition or circumstances.

Without limiting any waiver of rights of subrogation contained herein, any indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to the Indebtedness; and such indebtedness of Borrower to Guarantor, if CNB so requests, shall be collected, enforced and received by Guarantor as trustee for CNB and be paid over to CNB on account of the Indebtedness but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. CNB shall have rights of setoff against, and bankers' liens upon all monies, securities and other properties of Guarantor to the extent provided by law.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Indebtedness by Borrower or any other guarantor is avoided as a preference, or on any other grounds provided by law, or must otherwise be returned by CNB as a result of an order for relief being entered with respect to Borrower or any other guarantor under the United States Bankruptcy Code, or as a result of Borrower's or any other guarantor's assignment for the benefit of creditors.

Where Borrower is a corporation or partnership, it is not necessary for CNB to inquire into the powers of Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Guarantor has entered into this Guaranty with the understanding that CNB may rely upon it to the exclusion of any other guaranties. CNB has not, nor has Borrower represented that there are or may be other guarantors. Nothing in this Guaranty, however, shall bind CNB to seek other guarantors, separate and apart from the undersigned. Guarantor understands that CNB may already have, or concurrently herewith may have obtained or hereafter may obtain other guarantors (one or more, several or joint) of the Indebtedness. Such guarantors, heretofore, herewith, or hereafter obtained, shall in no way affect Guarantor's complete liability hereunder for the full amount of the Indebtedness. Nothing herein shall require CNB to sue all of the guarantors severally or together or to sue more than one or to prorate the above liability among the guarantors or any of them. Guarantor agrees that CNB may, in its sole and uncontrolled discretion, sue any one or more of the guarantors for all of the Indebtedness; and within its sole and uncontrolled discretion CNB may take judgment against any one of the guarantors for all of the Indebtedness, plus interest, costs and attorneys' fees, or within its sole discretion CNB may prorate such judgment between or among one or more of the guarantors.

Guarantor agrees to pay reasonable attorneys' fees and all other costs and expenses which may be incurred by CNB (or allocable to CNB's in-house counsel) in the enforcement of this Guaranty, or the collection of any Indebtedness, irrespective of whether suit is filed.

When there is more than one Borrower named herein, or when this Guaranty is executed by more than one Guarantor, the word "Borrower" and the word "Guarantor" respectively shall mean all and any one or more of them and each promise and obligation set forth herein shall be joint and several.

This Guaranty shall benefit CNB, its successors and assigns, and shall bind Guarantor's successors and assigns. This Guaranty is assignable by CNB with respect to all or any portion of the Indebtedness and obligations

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guaranteed hereunder, and when so assigned Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting Guarantor's liability hereunder with respect to any Indebtedness or obligations retained by CNB.

If any term, provision, covenant or condition of this Guaranty is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This Guaranty shall be governed by and construed in accordance with the laws of the State of California and venue and jurisdiction with respect hereto shall be with any court of competent jurisdiction located in the county in the State of California where the Indebtedness is payable.

Any notice to CNB required hereunder shall not be effective against CNB unless it is given in writing and actually received by CNB to the attention of "Manager" at the address where the Note is payable, with a copy to: City National Bank, 400 North Roxbury Drive, Beverly Hills, California 90210,
Attention: General Counsel.

This Guaranty is intended by Guarantor and CNB as the final expression of Guarantor's obligations and liabilities to CNB described herein and is intended as a complete statement of their agreement concerning the subject matter hereof. This Guaranty may be amended only by a writing signed by Guarantor and agreed to by CNB.

This Guaranty is secured by three (3) Deeds of Trust given by Allen E. Paulson, Trustee of the Allen E. Paulson Living Trust dated December 23, 1986, as amended, to Chicago Title Insurance Company as Trustee on property located 47355 Las Cascadas Court, Indian Wells, County of Riverside, State of California and 31257 Via Maria Elena, Bonsal and 166.53 acres, and 91.83 acres on the north side of Camino Del Rey south of Via Marposa Sur and west of Rancho Amigos Road, Bonsal and 14497 Emerald Lane, Solana Beach and Lot 56, unimproved land lying adjacent to this Property , County of San Diego, State of California.

The Deed of Trust securing this Guaranty contains the following provision:

SHOULD THE TRUSTOR OR HIS SUCCESSOR IN INTEREST WITHOUT THE PRIOR WRITTEN CONSENT OF THE BENEFICIARY SELL, TRANSFER, MORTGAGE, PLEDGE, HYPOTHECATE, ASSIGN OR ENCUMBER, HIS INTEREST IN THE PROPERTY (OR ANY PART THEREOF), WHETHER VOLUNTARILY OR INVOLUNTARILY, THEN BENEFICIARY MAY AT ITS ELECTION DECLARE ALL SUMS SECURED HEREBY IMMEDIATELY DUE AND PAYABLE. THIS PROVISION SHALL APPLY TO EACH AND EVERY SALE, TRANSFER, MORTGAGE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR ENCUMBRANCE REGARDLESS WHETHER OR NOT BENEFICIARY HAS CONSENTED TO, OR WAIVED, ITS RIGHT HEREUNDER, WHETHER BY ACTION OR NON-ACTION, IN CONNECTION WITH ANY PREVIOUS SALE,TRANSFER, MORTGAGE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR ENCUMBRANCE, WHETHER ONE OR MORE.


This Limited Guaranty is executed by Guarantor this 26th day of April, 1999.

"Guarantor"

/s/ Allen E. Paulson
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(S.S. or Tax I.D. No.)
Address: P.O. Box 9660
Rancho Santa Fe, CA 92067

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 BANK USE ONLY
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DO NOT DESTROY: WHEN PAID, THIS GUARANTY WITH DEED OF TRUST SECURING SAME, MUST
BE SURRENDERED TO TRUSTEE FOR CANCELLATION BEFORE RECONVEYANCE CAN BE MADE.

                                 EXHIBIT 7CC-4